Exhibit 99.1

For Additional Information:

MEDIA:

Chris Savarese

717-975-5718

For Immediate Release

RITE AID NAMES BARI HARLAM TO BOARD OF DIRECTORS

CAMP HILL, Pa. (August 27, 2020) - Rite Aid (NYSE: RAD) has appointed Bari Harlam to its board of directors effective Sept. 1, 2020. A successful C-suite leader, marketer, educator and author, Harlam brings deep marketing expertise and a powerful understanding of the customer of the future to the company’s board. Rite Aid has continued to bolster its leadership at all levels in support of the organization’s RxEvolution strategy, which aims to position Rite Aid as a leading destination for whole being health, where traditional and alternative therapies align.

Harlam has earned a reputation as a marketing pioneer with a keen understanding of how to attract the customer of the future through data-driven customer insights and breakthrough omnichannel strategies. Recently, as Chief Marketing Officer of Hudson’s Bay Company, she helped reinvent how the company marketed and delivered experiences to customers across all channels. In addition, her experience in the drugstore chain sector as senior vice president at CVS Health, where she built and launched CVS pharmacy’s ExtraCare program, will help advance Rite Aid’s focus on delivering a compelling omnichannel experience of the future. She also co-founded Trouble LLC, a pro-social, experience brand, earlier this month.

“A critical ingredient in Rite Aid’s RxEvolution is building meaningful connections with our new target customer, both in-store and online,” said Bruce G. Bodaken, chairman of the board of directors, Rite Aid. “Bari brings to the board of directors expertise that will help us evaluate and provide feedback to the management team on the company’s efforts to assure a customer-centric philosophy and commitment across the organization. She is a proven and inspired leader with whom I look forward to working alongside as we build a new Rite Aid that helps our customers and communities thrive.”

Harlam’s experience as a marketing leader spans multiple industries, including retail and healthcare, at companies like Hudson’s Bay Company, Swipely, BJ’s Wholesale Club and CVS Health. Ms. Harlam is also an experienced board director, currently serving on the boards of OneWater Marine, Inc., Eastern Bank, Mohawk Group and Champion Petfoods. Early in her career, Harlam was a marketing professor at Columbia’s Graduate School and the University of Rhode Island, and adjunct faculty at the Wharton School, University of Pennsylvania, where she earned her B.S., master’s and Ph.D.

“This is both a critical time in the healthcare industry and a time of ongoing change in the retail sector, as consumer needs and expectations evolve,” said Harlam. “I am energized by the opportunity ahead of us to continue keeping the communities we serve healthy, while realizing Rite Aid’s vision for the future in today’s rapidly changing retail landscape.”

About Rite Aid Corporation

Rite Aid Corporation is on the front lines of delivering healthcare services and retail products to more than 1.6 million Americans daily. Our pharmacists are uniquely positioned to engage with customers and improve their health outcomes. We provide an array of whole being health products and services for the entire family through over 2,400 retail pharmacy locations across 18 states. Through Elixir, we provide pharmacy benefits and services to approximately 4 million members nationwide. For more information, www.riteaid.com.

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